Exhibit 99.2

                                November 21, 2006

Riley Investment Management, LLC
11100 Santa Monica Boulevard, Suite 810
Los Angeles, California 90025
Attention:  Bryant R. Riley

Zeff Capital Partners, L.P.
50 California Street, Suite 1500
San Francisco, California 94111
Attention:  Daniel Zeff

Dear Messrs. Riley and Zeff:

         NetManage, Inc. ("NetManage") has received your letter to the Board of Directors of NetManage dated November 6, 2006 (your "November 6 Letter"), pursuant to which you informed us of your interest in acquiring all of the outstanding shares of NetManage common stock that you do not already own for $5.50 per share in cash.

         As we stated in our letter to you dated October 24, 2006 (our "October 24 Letter") in response to your letters to us dated August 31, 2006 (your "August 31 Letter") and October 3, 2006 regarding similar matters, the Board of Directors of NetManage has concluded that NetManage is not interested in entering into negotiations with you at this time regarding your interest in acquiring all of the outstanding shares of NetManage common stock that you do not already own.

         The conclusion noted in our October 24 Letter was reached following careful consideration and discussion of your letters with the Board of Directors of NetManage and its advisors, including its legal counsel and its financial advisors. As noted in our October 24 Letter, among other factors, the Board of Directors of NetManage concluded, with the assistance of its financial advisors, that the price per share contemplated by the August 31 Letter was inadequate and not in the best interests of NetManage's stockholders. The modest increase in the offer price contemplated by your November 6 Letter has not changed the conclusion of the Board of Directors of NetManage noted in our October 24 Letter.

         As we stated on our October 24 Letter, we do not think it is in the best interests of NetManage or its stockholders to devote further resources and management attention towards the consideration of the matters discussed in your recent letters and that such resources and management attention are better spent on the ongoing operations and performance of NetManage.

         Please be advised that we expect to file a copy of this letter as an exhibit to a Form 8-K that we will file with the U.S. Securities and Exchange Commission.

         Thank you for your interest in NetManage.

                                        Regards,

                                        /s/
                                        Zvi Alon
                                        Chairman of the Board of Directors,
                                        Chief Executive Officer & President


cc:     Andrew E. Nagel, Esq.
                Kirkland & Ellis LLP